COMPARISON OF CHANGE IN VALUE OF $10,000 INVESTMENT
            IN DREYFUS GLOBAL BOND FUND, INC. AND THE SALOMON
            SMITH BARNEY WORLD GOVERNMENT BOND INDEX (UNHEDGED)

             EXHIBIT A:

                         SALOMON SMITH BARNEY          DREYFUS
                PERIOD   WORLD GOVERNMENT            GLOBAL BOND
                          BOND INDEX* (unhedged)     FUND, INC.

               3/18/94                     10,000          10,000
               11/30/94                    10,206          10,091
               11/30/95                    12,056          11,753
               11/30/96                    12,727          13,041
               11/30/97                    12,691          13,748
               11/30/98                    14,302          15,083
               11/30/99                    14,001          14,498
            * Source: Lipper Analytical Services, Inc.